PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382,7777 • Fax 206.382.7700
601 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Impart Media Group, Inc. and Subsidiaries (“the Company”) of our report dated March 24, 2006, on our audit of the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004.

Our report, dated March 24, 2006, contains an explanatory paragraph that states that Impart Media Group, Inc. has experienced recurring losses from operations and has a substantial accumulated deficit at December 31, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN PLLC

December 4, 2006
Seattle, Washington